EXHIBIT 10(e)
Wm. Bolthouse Farms, Inc.
Salaried & Hourly Administrative Performance-Based Incentive Plan

Participation - All salaried and hourly administrative employees of Wm. Bolthouse Farms, Inc. (Bolthouse Farms) are eligible to participate in the Bolthouse Farms Salaried & Hourly Administrative Performance-Based Incentive Plan (Incentive Plan).

Performance Pay-Out Table - At the beginning of each fiscal year, the Campbell Soup Company Chief Executive Officer (CEO) approves a Bolthouse Farms operating plan that includes a number of financial targets. Payouts under the Incentive Plan are based on individual performance and the achievement by Bolthouse Farms of goals related to Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA). A performance-payout table is established that outlines potential payouts for attainment of various EBITDA outcomes representing a range of performance above and below the approved EBITDA target (Performance-Payout Table). If the minimum EBITDA threshold is not reached, the Incentive Pool is reduced to zero. If the target EBITDA is achieved, the Incentive Pool equals 100% of the target value. If EBITDA exceeds the target value, the Incentive Pool increases as set out in the Performance-Payout Table until reaching a predetermined cap. The CEO approves the Performance-Payout Table and the final total payout of all awards under the plan.

Incentive Pool - The Incentive Pool is the sum total of each participating individual’s Incentive Target.

Individual Incentive Targets - Individual Incentive Targets are calculated by multiplying an individual’s base salary by an incentive percentage for that individual. An incentive percentage is determined each year for the following groups of participants: Vice Presidents; Sr. Directors, Directors, Sr. Mangers and Managers and Individual Contributors.

Payouts Under The Plan - Upon completion of the fiscal year, each participating employee receives a performance rating based on their manager’s assessment of their performance against objectives that were established at the beginning of the fiscal year. The performance rating is linked to an individual multiplier that may increase or decrease the final payout under the Incentive Plan for the individual. In no event can the sum total of all individual payouts exceed the EBITDA-adjusted Incentive Pool.

All participants (except for the President, CFO and CMO of Bolthouse Farms) are eligible to receive a partial payout at the end of the first, second and third fiscal quarters, if the quarterly EBITDA target for Bolthouse Farms is achieved. Each quarterly payout opportunity represents 15% of the individual’s incentive target. If a quarterly EBITDA target is not achieved, the payout for that quarter may be earned if the year-to-date EBITDA target is achieved in a subsequent quarter. However, the total amount earned by the end of the third fiscal quarter cannot exceed 45% of an individual’s incentive target. Quarterly targets are paid in cash and issued within 60 days following completion of the applicable fiscal quarter. Quarterly payments are not recouped once paid to an individual.

At the conclusion of the fourth quarter, each individual’s annual incentive target is multiplied by the performance-payout table factor and the individual multiplier to determine the final payout. If a quarterly payout was issued in the first, second or third quarters, the sum total of the quarterly payouts for each individual are subtracted from the final payout calculation.

Final payouts are paid in cash and issued within two and a half months following completion of the fiscal year.